FOR IMMEDIATE RELEASE
AMEX: WOC

Kevin B. Swill Named President, COO and a Board Member
of Wilshire Enterprises

NEWARK, N.J., December 8, 2008–Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) today announced the appointment of Kevin B. Swill as President and Chief Operating Officer, and a member of the Company's Board of Directors and the Board's Strategic Planning Committee. Swill joins Wilshire after serving since 2001 as President of Westminster Capital, the financing arm of The Kushner Companies, a multi-billion dollar real estate development and management company based in New York, and President of Kushner Properties, which oversees an eight-million square foot portfolio of office, retail and industrial properties in New York, New Jersey and Pennsylvania.

Swill, 43 years old, has completed more than $4 billion in debt and equity transactions in the past few years to support a variety of significant real estate transactions, including the financing of more than 10,000 apartment units, the acquisition of a 1.5 million square foot super-regional mall in New Jersey, the acquisition of a headquarters office building in Chicago, the construction and management of a luxury hotel in New Jersey, and the acquisition of a 1.5 million square foot office/retail building in New York, one of the largest single building transactions in the city's history.

"With his extraordinary combination of directly relevant industry experience, intimate knowledge of the properties and people in the New York and New Jersey real estate markets, and well-established network of senior-level contacts in real estate finance, we expect Kevin to play a major role in helping Wilshire take advantage of the current turmoil in our industry to build long-term value for our shareholders," said Chairman and Chief Executive Officer Sherry Wilzig Izak.

Swill said, "I am excited by the challenge of transforming Wilshire into a significant industry player, and believe we have the operating platform and access to the additional resources we need to succeed. I already have launched a thorough review of Wilshire's portfolio, including rents, comp sets, capital expenditure budgets, and the economies in the areas surrounding Wilshire properties, with an eye to stabilizing our current business and establishing priorities to address new opportunities for the future."

In 2000, Swill was an Executive Director of Originations for CIBC World Markets, with responsibility for review and approval of real estate transactions for the Commercial Backed Securities market. Earlier, he was Senior Originator for the Northeastern United States at Deutsche Banc Mortgage Capital LLC, and Originator in the Conduit Group at Merrill Lynch Real Estate Investment Banking.

Swill was recognized as one of the Forty Under 40 by NJ Biz magazine in 2004, and was named Man of the Year by the Hebrew Academy for Special Children in 2005. He is a member of the Real Estate Board of New York, the National Association of Industrial Office Properties, the International Council of Shopping Centers, the Industrial, Office, Retail Business Association, and an Executive Board Member of the National Multihousing Council.

About Wilshire Enterprises
Wilshire is engaged primarily in the ownership and management of real estate investments in Arizona, Texas and New Jersey. Wilshire’s portfolio of properties includes five rental apartment properties with 950 units, 11 condominium units, two office buildings and a retail/office center with approximately 200,000 square feet of office and retail space, and slightly more than 19 acres of land.

FORWARD-LOOKING STATEMENT:

Any non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. The potential risks and uncertainties include, among others, general economic conditions, industry specific conditions and the possibility that Wilshire may be adversely affected by other economic, business, and/or competitive factors, as well as other risks and uncertainties disclosed in Wilshire's 2007 Annual Report on Form 10-K and in its definitive proxy materials filed with the Securities and Exchange Commission.

Company Contact:	Sherry Wilzig Izak, Chairman, 201-420-2796
Agency Contact:	Neil Berkman, Berkman Associates, 310-826-5051